EXHIBIT 10.45

2007 FLOWSERVE CORPORATION
LONG-TERM INCENTIVE PLAN
As Amended and Restated Effective February 14, 2017

I.	PURPOSE

The purpose of the 2007 Flowserve Corporation Long-Term Stock Incentive Plan (hereinafter referred to as the “LTI Plan”) is (i) to help the Company attract, retain, motivate and reward employees needed to plan, implement, and direct the Company’s strategy and operations; (ii) to motivate participants to achieve the corporate, divisional and subsidiary long-term goals and objectives; and (iii) to align the interests of Participants directly with those of the Company’s shareholders. These purposes will be accomplished through the granting of Restricted Stock and/or Restricted Stock Units, in accordance with and pursuant to the terms of the Flowserve Corporation Equity and Incentive Compensation Plan (the “Stock Plan”), as it may be amended from time to time.

II.	DEFINITIONS

A.	“Award” - Restricted Stock and/or Restricted Stock Units awarded under the LTI Plan.

B.	“Board” - The Company’s Board of Directors.

C.	“Code” - The Internal Revenue Code of 1986, as amended.

D.	“Committee” - The Organization & Compensation Committee of the Board.

E.	“Company” - Flowserve Corporation, a New York Corporation, and any successor thereto.

F.
“Disability” - A Participant is qualified for long term disability benefits under the Company’s disability plan or insurance policy or a disability plan or insurance policy of a parent or Subsidiary of the Company (as applicable); or, if no such plan or policy is then in existence or if the Participant is not eligible to participate in such plan or policy, the Participant, because of a physical or mental condition resulting from bodily injury, disease, or mental disorder which prevents the Participant from performing his or her duties of employment for a period of six (6) continuous months, as determined in good faith by the Committee, based upon medical reports or other evidence satisfactory to the Committee.

G.	“Division” - An unincorporated business unit of the Company.

H.
“Executive Officer” - An officer of the Company or its Subsidiaries who is a “covered employee”, as defined in Section 162(m) of the Code, as determined in accordance with Section 6.7(e) of the Stock Plan.

I.	“Fiscal Year” - The Company’s fiscal year ending December 31.

J.	“LTI Plan” - This 2007 Flowserve Corporation Long-Term Stock Incentive Plan.

K.	“Participant” - An employee who is selected by the Committee to receive an Award under the LTI Plan.

L.
“Performance Cycle” or “Cycle” - The period (not to exceed ten years) during which the performance of the Company and its Divisions and Subsidiaries is measured for the purpose of determining the extent to which an award has been earned.

M.
“Performance Goals” - Any of the objectives for the Company and its Divisions and Subsidiaries established by the Committee in accordance with the provisions of Section V.B. below for the purpose of determining the extent to which Performance Shares which have been contingently awarded for a Cycle become earned by the Participant.

N.
“Performance Shares” - An award of Restricted Stock Units payable in Shares or cash upon the achievement of certain pre-established Performance Goals for a Cycle, and subject to total or partial forfeiture in the event such Performance Goals are not achieved. Performance Shares become earned by the Participant upon the Company’s satisfaction of the established Performance Goals.

O.	“Plan Year” - The calendar year.

P.
“Required Service Period” - The time period during which a Participant must remain employed by the Company, its Divisions and/or Subsidiaries in order to earn a nonforfeitable right to an Award of Service Units.

Q.	“Restricted Stock” - Restricted Stock as defined in the Stock Plan.

R.	“Restricted Stock Unit” - Restricted Stock Unit as defined in the Stock Plan.

S.	“Service Units” - An Award in the form of Restricted Stock and/or Restricted Stock Units that becomes nonforfeitable upon the Participant’s satisfaction of the Required Service Period.

T.	“Shares” - Shares of common stock of the Company.

U.
“Special End of Service” - The voluntary termination of a Participant’s employment for any reason other than death, disability, reduction-in-force or “cause” (as determined by the Committee in its sole discretion) on or after the date the Participant attains both (i) age 55 and (ii) 10 years of service with the Company or its Subsidiaries.

V.	“Stock Plan” - The Flowserve Corporation Equity and Incentive Compensation Plan, as amended from time to time.

W.	“Subsidiary” - Any entity of which more than 50 percent of the voting control or profits interest or capital interest is owned, directly or indirectly, by the Company.

III.	ADMINISTRATION

The LTI Plan will be administered by the Committee or its delegate in accordance with the provisions of Article III of the Stock Plan. Membership on the Committee shall be limited to those members of the Board who are “outside directors” within the meaning of Section 162(m) of the Code and shall be composed entirely of independent directors as required by the New York Stock Exchange (“NYSE”) rules (or the rules of any other applicable stock exchange on which the Shares may then be listed). No member of the Committee will be eligible to be granted an Award (i) while he or she is a member of the Committee, or (ii) with respect to any Fiscal Year during which a Performance Cycle was established and he or she was a member of the Committee. No amendment shall retroactively affect the benefit rights or other entitlement of any Award granted to or earned by a Participant.

IV.	ELIGIBILITY AND ELECTION TO PARTICIPATE

Employees eligible to participate under the LTI Plan are those employees of the Company and its Subsidiaries who are in a position to contribute, in a substantial measure, to the long-term strategies, performance and profitability of the Company and its Subsidiaries. Generally, only employees who are at the Executive Officer, Officer, Vice President, or Director level will be eligible for participation, although the Committee in its discretion may admit other employees as Participants.

V.	OPERATION OF THE LTI PLAN

A.
Authority of the Committee. The Committee will have the sole authority to determine (i) the eligible employees who will become Participants, (ii) the number of Performance Shares and/or Service Units each Participant will receive, (iii) the duration of the Required Service Period, and (v) the form of the Award. Notwithstanding the foregoing, Awards to Participants working in certain countries outside the United States shall take the form of Restricted Stock Units in order to defer taxation to the Participant, as determined by the Committee in its discretion. There may be more than one Performance Cycle and/or Required Service Period in existence at any one time, and the duration of Performance Cycles and/or Required Service Periods may differ from each other. Each Award of Performance Shares will be confirmed by a written agreement executed by the Company and sent to the Participant, which shall be deemed to have been accepted by the Participant and thus have become a binding agreement, unless the Participant declines in writing within seven (7) days after receipt or unless provided otherwise in the agreement. In addition, each Award of Service Units will be confirmed by a written agreement (which may or may not be included with the Performance Shares agreement) executed by the Company and sent to the Participant, which shall be deemed to have been accepted by the Participant and thus have become a binding agreement, unless the Participant objects in writing within seven (7) days after receipt or unless provided otherwise in the agreement.

B.
Performance Goals. Awards of Restricted Stock, Restricted Stock Units or Performance Shares may be made subject to the attainment of Performance Goals relating to one or more business criteria, which, where applicable, shall be objective and otherwise comply with the requirements of Section 162(m) of the Code, and consist of one or more or any combination of the following: (i) gross profit; (ii) operating income; (iii) income before taxes; (iv) income after taxes; (v) economic profit; (vi) earnings per share; (vii) return on assets; (viii) return on investment; (ix) return on equity; (x) return on sales; (xi) total return to shareholders; (xii) operating cash flow; (xiii) free cash flow; (xiv) cash flow return on investments; (xv) debt to equity measures; (xvi) ratio of debt to debt plus equity; (xvii) ratio of operating earnings to capital spending; (xviii) sales; (xix) sales growth; (xx) market share; (xxi) economic value added; (xxii) stock price; (xxiii) growth measures; (xxiv) total shareholder return; (xxv) inventory turnover; (xxvi) on-time delivery measures; (xxvii) increase in revenues; (xxviii) increase in cash flow; (xxix) increase in cash flow return; (xxx) return on net assets; (xxxi) return on capital; (xxxii) operating margin; (xxxiii) contribution margin; (xxxiv) net income; (xxxv) pretax earnings; (xxxvi) pretax earnings before interest, depreciation, and amortization; (xxxvii) pretax operating earnings after interest expense and before incentives, service fees, and extraordinary or special items; (xxxviii) debt reduction; (xxxix) general and administrative expenses; (xl) net asset value; (xli) operating costs; (xlii) profit before tax; (xliii) earnings before interest and taxes; (xliv) operating earnings; (xlv) net profit; (xlvi) net sales; (xlvii) return on shareholders’ equity; and (xlviii) any of the above goals determined on an absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Committee including but not limited to, the Standard & Poor’s 500 Stock Index or a group of comparable companies (“Performance Criteria”). Prior to the beginning of each Performance Cycle, or as soon as practicable thereafter (and no later than 90 days after the commencement of the Performance Cycle, or if the Performance Cycle is less than twelve (12) months, no later than before 25% of the Performance Cycle has been completed), the Committee will establish Performance Goals for such Cycle. In establishing the Performance Goals, the Committee may provide for the manner in which the Performance Goals will be measured in light of specified corporate transactions, extraordinary events, accounting changes and other similar occurrences, to the extent those transactions, events, changes and occurrences have a positive or negative effect on the attained levels of the Performance Goals, so long as the Committee’s actions do not increase the number of Performance Shares for any Participant. With respect to an Award of Performance Shares that is not intended to satisfy the requirements of Section 162(m) of the Code, if the Committee determines, in its sole discretion, that the established performance measures or objectives are no longer suitable because of a change in the Company’s business, operations, corporate structure, or for other reasons that the Committee deems satisfactory, the Committee may modify the performance measures or objectives and/or the performance period. Notwithstanding the foregoing provisions of this Section, with respect to any Performance Shares granted to the Executive Officers that are intended to satisfy the requirements of Section 162(m) of the Code, the Committee may not in any event increase the amount of compensation payable to the individual upon the attainment of the Performance Goals. The extent to which any applicable Performance Goals have been achieved shall be conclusively determined by the Committee prior to payment of any Shares.

C.
Required Service Periods. The Committee will establish Required Service Periods on the basis of such criteria and to accomplish such objectives as the Committee may from time to time select. The Required Service Period shall be specified in the applicable Service Unit offer accompanying an Award of Service Units.

D.
Computation of Performance Share Awards Earned. The Committee will determine the number of Performance Shares which have been earned at the end of each Performance Cycle, based upon the Company’s performance in relation to the established Performance Goals. A Participant’s earned Award for any Performance Cycle shall be contingent upon the Company’s achieving such percentage of the Performance Goals for that Cycle as may be specified by the Committee. If the Company’s performance falls short of or exceeds such goals, the actual Award may be less than or exceed the target Award by such amount as may be specified by the Committee, but the actual Award shall in no event exceed 200% of the target Award.

E.
Payment of Performance Shares. Payment of Performance Shares will be in the form of Shares or cash (the amount of which shall be determined based upon the Current Market Value of the Shares vested upon achievement of the Performance Goals), provided, however, the number of Shares or cash actually received by a Participant will be solely contingent upon the Company’s achievement of the preestablished Performance Goal for such Performance Cycle. Performance Shares shall be valued by reference to a Share’s “Current Market Value” on the February 1 following the end of the applicable Performance Cycle, or such other date selected by the Committee, in its sole discretion. When payable in cash, “Current Market Value” shall mean the average of the last sale price of a Share during the period beginning 31 days prior to and ending on the date that the value of the Share is to be determined, as reported by the National Association of Securities Dealers, Inc. through the NYSE or, in the event that the Shares are listed on an exchange, the average of the last sale prices of a Share on such exchange during such period. Payment of Performance Shares will be made as soon as practicable after the determination of the value of a Share, where applicable, and the completion of the Performance Cycle during which the Awards were earned, and in no event later than the date that is 2½ months following the close of the taxable year in which such Performance Shares vest in accordance with the terms of the applicable award agreement.

F.
Compliance with Securities Law and Regulations. The issuance or delivery of Shares pursuant to the LTI Plan shall be subject to, and shall comply with, any applicable requirements of federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act of 1933, the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder), any securities exchange upon which the Shares may be listed and any other law or regulation applicable thereto. The Company shall not be obligated to issue or deliver any Shares pursuant to the LTI Plan if such issuance or delivery would, in the opinion of the Committee, violate any such requirements. The foregoing shall not, however, be deemed to require the Company to issue Shares pursuant to an Award if a necessary listing or quotation of the Shares on a stock exchange or inter-dealer quotation system or any registration under state or federal securities laws required under the circumstances has not been accomplished.

G.
Number of Shares Available for Awards. All Awards granted pursuant to this LTI Plan shall be subject to the limitations on grants set forth in the Stock Plan, including the provision of the Stock Plan that provides that no one individual may receive a grant in any calendar year of Restricted Stock or Restricted Stock Units that are subject to the attainment of Performance Goals relating to more than 200,000 Shares.

VI.	TERMINATION OF EMPLOYMENT

A.	Performance Shares.

1.Termination Generally. Except as provided in Sections VI.A.2 and VI.A.3 below, all Awards of Performance Shares not yet earned upon a Participant’s termination of employment for any reason will be forfeited, unless specified otherwise in the agreement evidencing the Performance Shares. The Committee may, but is not obligated to, make whole or partial payments of Performance Shares to a terminated Participant at its discretion if it deems such action to be in the best interest of the Company.

2.Termination Due to Death, Disability or Special End of Service. Notwithstanding Section VI.A.1 above, in the event a Participant’s employment with the Company or a Subsidiary is terminated due to the Participant’s death, Disability or Special End of Service, and such termination occurs in the Plan Year in which the Performance Cycle applicable to an Award of Performance Shares ends, the Participant shall be eligible to receive a number of Performance Shares subject to such Award, which shall be the total number of Performance Shares granted to the Participant pursuant to such Award, provided that the Performance Shares actually paid to the Participant will be contingent upon the Company’s actual performance for the Performance Cycle as determined by the Committee in accordance with Section V.D. hereof. Any amounts that become payable pursuant to this Section VI.A.2 will be paid at the same time as provided in Section V.E. In the event of a Participant’s death, any amount payable with respect to his or her Performance Shares shall be paid to his or her estate.

3.Other Termination Provisions. Notwithstanding Section VI.A.1 above, in the event a Participant’s employment with the Company or a Subsidiary is terminated due to the Participant’s reduction-in-force (as determined in the sole discretion of the Committee), termination triggering payment under the Officer Severance Plan, or in the event a Participant is reassigned to a non-participating position, and such termination or reassignment occurs in the Plan Year in which the Performance Cycle applicable to an Award of Performance Shares ends, the Participant shall be eligible to receive a number of Performance Shares subject to such Award equal to the product of (i) the total number of Performance Shares granted to the Participant pursuant to such Award times (ii) a fraction, the numerator of which is the number of full months (counting the month in which the Participant’s termination of employment occurs as a full month), beginning with the first month in the Performance Cycle, during which the Participant was employed by the Company or a Subsidiary, and the denominator of which is the total number of months in the Performance Cycle, provided that the Performance Shares actually paid to the Participant will be contingent upon the Company’s actual performance for the Performance Cycle as determined by the Committee in accordance with Section V.D. hereof. Any amounts that become payable pursuant to this Section VI.A.3 will be paid at the same time as provided in Section V.E.

B.
Service Units. Except as otherwise provided in the offer or other agreement evidencing Service Units, all Service Units not yet vested upon a Participant’s termination of employment for any reason will be forfeited. Notwithstanding the foregoing, the Committee may, but is not obligated to, make whole or partial payments of Service Units to a terminated Participant at its discretion if it deems such action to be in the best interest of Company.

VII.	AMENDMENT, SUSPENSION OR TERMINATION OF LTI PLAN
In addition to the Committee’s power to amend the LTI Plan as described in Article III of this LTI Plan, the Committee may at any time amend, suspend or terminate this LTI Plan; provided, however, that no amendment, suspension or termination will affect the rights of Participants to receive distribution of Awards already vested but not paid nor retroactively eliminate or reduce any Award granted to or earned by any Participant, without the consent of the affected Participant. For purposes of the foregoing, an Award of Performance Shares shall be considered to have been vested upon the certification of accomplishment of Performance Goals, and an Award of Service Units shall be considered to have been vested upon the Participant’s satisfaction of the Required Service Period.

VIII.	GENERAL

A.	All expenses of administering the LTI Plan, including reasonable compensation to the members of the Committee, will be borne by the Company and its Subsidiaries.

B.	No rights under the LTI Plan, contingent or otherwise, will be transferable, assignable or subject to any encumbrance, pledge or charge of any nature.

C.	Neither the adoption of the LTI Plan nor its operation will in any way affect the right and power of the Company to dismiss or discharge any employee at any time.

D.
The Board, the Committee and any applicable delegate (as described in Article III of this LTI Plan) may rely upon any information supplied to them by an officer of the Company or by the Company’s independent public accountants and may rely upon the advice of such accountants or of counsel in connection with the administration of the LTI Plan and will be fully protected in relying upon such information or advice.

The Company has caused this LTI Plan to be executed as of February 14, 2017.

FLOWSERVE CORPORATION
By:	/s/ Carey A. O’Connor
Carey A. O’Connor Senior Vice President, General Counsel and Corporate Secretary